Exhibit 99.1

FOR IMMEDIATE RELEASE

Cellu Tissue Holdings, Inc. Announces Appointment of New Chief Financial Officer

Alpharetta, Georgia - August 2, 2007 — Cellu Tissue Holdings, Inc. (the “Company” or “Cellu Tissue”) announced today the appointment of its new Chief Financial Officer, David J. Morris.  Mr. Morris will replace Dianne M. Scheu, whose retirement from the Company was previously announced.

Mr. Morris served as Chief Financial Officer and Treasurer for BlueLinx Holdings Inc. from May 2004 through December 2006.  Prior to that time, Mr. Morris spent 14 years with Georgia-Pacific Corporation, most recently as Vice President of Finance for the distribution division since 1999.  Prior to joining Georgia-Pacific Corporation, he was with Kimberly-Clark Corporation for seven years serving in analyst roles in cost, treasury, projects and finance, eventually serving as financial manager.

Mr.  Morris received a Bachelor’s of Business Administration in Economics from Georgia State University in 1979 and a Masters of Business Administration degree from the University of Michigan in 1982.

Russell C. Taylor, President and Chief Executive Officer of Cellu Tissue, commented: “ We are very pleased with the appointment of David as Chief Financial Officer.  He comes to us with outstanding credentials which we believe will support the strategic direction of our Company”.

Cellu Tissue Holdings, Inc. is a manufacturer of a variety of specialty tissue hard rolls and machine-glazed paper used in the manufacture of various end products, including diapers, facial and bath tissue, assorted paper towels and food wraps.  In addition, the Company produces a variety of converted tissue products.  Cellu Tissue’s customers include major North American producers of branded and unbranded disposable consumer absorbent and tissue products for the personal and health care markets; consumer and away-from-home tissue products companies; national and regional tissue products distributors; and third-party converters who sell their products to food, bakery and confections companies.  Cellu Tissue services a diverse group of high-quality customers, with three of its top 10 customers belonging to the Fortune 150 group of companies.

For more information, contact Cellu Tissue Holdings, Inc at www. cellutissue.com.